Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 14, 2021 except for Note 12a as to which the date is September 26, 2021, with respect to the consolidated financial statements of Cellebrite DI Ltd. and its subsidiaries included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Somekh Chaikin

Member Firm of KPMG International

September 27, 2021

Tel Aviv, Israel